UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)



Telesat Corp
(Name of Issuer)

Common Stock
(Title of Class of Securities)

879512309
(CUSIP Number)

March 2, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ X ] Rule 13d-1(b)
       [     ] Rule 13d-1(c)
       [     ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 879512309

13G

Page 2 of 5 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Heard Capital LLC


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [    ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 755,107

6.
SHARED VOTING POWER

0


7.
SOLE DISPOSITIVE POWER

 755,107

8.
SHARED DISPOSITIVE POWER

0


9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

755,107

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 6.3%

12.
TYPE OF REPORTING PERSON (see instructions)

 IA








CUSIP No. 879512309

13G

Page 3 of 5 Pages

Item 1.

(a)
Name of Issuer




Telesat Corporation


(b)
Address of Issuer's Principal Executive Offices
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada
K2P 2P7


Item 2.

(a)
Name of Person Filing
Heard Capital LLC






(b)
The address of the principal place of the Filers is located at:
1 N. Wacker Drive
Suite 3650
Chicago, IL 60606





(c)
 For citizenship of Filers, see Item 4 of the cover sheet for each Filer.
Illinois





(d)
Title of Class of Securities

Common Stock





(e)
CUSIP Number

879512309



Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


(a)
[  ]
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b)
[  ]
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c)
[  ]
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).







(d)
[  ]
Investment company registered under section 8 of the Investment
 Company Act of 1940 (15 U.S.C. 80a-8).



(e)
[x]
An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);









(f)
[  ]
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);





(g)
[  ]
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);











(h)
[  ]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);






(i)
[  ]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
(15 U.S.C. 80a-3);





(j)
[  ]
Group, in accordance with 240.13d-1(b)(1)(ii)(J).
CUSIP No.879512309

13G

Page 4 of 5 Pages

Item 4. Ownership.

See Items 5-9 and 11 of the cover page

Item 5. Ownership of Five Percent or Less of a Class.

N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  N/A

Item 7. Identification and Classification of the Subsidiary Which
 Acquired the Security Being Reported on By the Parent Holding Company.

N/A


Item 8. Identification and Classification of Members of the Group.

N/A

Item 9. Notice of Dissolution of Group.


N/A



CUSIP No. 879512309

13G

Page 5 of 5 Pages

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: March 4th 2022


Heard Capital LLC

By: /s/ Stephen Granstrand